UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 21, 2006

SBE, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-8419	94-1517641
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

4000 Executive Parkway, Suite 200 San Ramon, CA	94583
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (925) 355-2000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02: Termination of a Material Definitive Agreement.

As previously announced in January and March 2006, SBE, Inc. (“SBE”) has implemented a company-wide salary reduction program under which all employees’ salaries have been reduced and under which the members of SBE’s Board of Directors (the “Board”) ceased to receive any cash compensation, and has been making stock grants to all employees and Board members of SBE pursuant to SBE’s 2006 Equity Incentive Plan. Under this stock grant program, since March 2006, at the time of each regular payroll date of SBE, each employee has received a stock bonus for a number of shares equal to (a) the dollar amount by such employee’s gross salary was reduced for such payroll period pursuant to SBE’s salary reduction program, divided by (b) 85% of the closing price of SBE’s Common Stock on a date within five business days prior to the payroll date, such date to be selected by SBE in its sole discretion. In addition, since such time, each non-employee member of the Board has received a monthly stock bonus for a number of shares equal to (a) his monthly director fee ($3,750 in the case of the Chairman of the Board and $2,500 in the case of all other non-employee directors), divided by (b) 85% of the closing price of SBE’s Common Stock on a date within five business days prior to the payment date, such date to be selected by SBE in its sole discretion.

On August 21, 2006, the Board suspended the stock grant program for all members of the Board and the following officers of SBE: Greg Yamamoto, David Brunton, Leo Fang, Nelson Abal and Kirk Anderson. The suspension shall be effective as of August 1, 2006 for all members of the board and effective as of August 16, 2006 for all affected officers. Despite suspension of the stock grant program, the previously-announced salary reductions and cessation of cash Board compensation will remain in effect until such time as the Board shall determine. The Board anticipates that it will adopt a bonus plan for the affected individuals that will pay a prescribed amount of cash or stock upon SBE’s completion one of a number of specified milestones to be set forth in a written bonus plan, provided that the affected individual remains employed by the Company or a member of the Board at the time such milestone is achieved. SBE will make an announcement of such bonus plan at the time it is adopted by the Board.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: August 22, 2006

SBE, Inc.

By:	/s/ David W. Brunton
David W. Brunton
Chief Financial Officer